Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 13-006	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES RECEIPT OF REQUISITE CONSENTS

TO AMEND INDENTURE GOVERNING ITS 8.000% SENIOR NOTES DUE 2017

March 27, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) today announced that as of 5:00 p.m., New York City time, on March 27, 2013 (the “Consent Expiration”), it had received tenders and consents from holders of approximately $234,620,000, or approximately 93.85%, of the aggregate principal amount of its 8.000% Senior Notes due 2017 (CUSIP 440543 AH 9) (the “8.000% Notes”), in connection with its previously announced tender offer and consent solicitation for the 8.000% Notes, which commenced on March 14, 2013, and is described in the Offer to Purchase and Consent Solicitation Statement dated March 14, 2013 (the “Offer to Purchase”).

The Company intends to execute later today a supplemental indenture (the “Supplemental Indenture”) with respect to the indenture governing the 8.000% Notes, which will eliminate most of the restrictive covenants and certain default provisions contained in the indenture governing the 8.000% Notes. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the 8.000% Notes has been purchased by the Company pursuant to the terms of the tender offer and the consent solicitation.

The Company’s obligation to accept for purchase, and pay for, any 8.000% Notes pursuant to the tender offer is subject to a number of conditions that are set forth in the Offer to Purchase, including the closing of the Company’s previously announced offering of $450,000,000 in aggregate principal amount of its 5.000% Senior Notes due 2021. Subject to the satisfaction or waiver of these conditions, tomorrow all holders who validly tendered (and did not validly withdraw) their 8.000% Notes prior to the Consent Expiration will receive total consideration equal to $1,071.20 per $1,000 principal amount of the 8.000% Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the 8.000% Notes. Additionally, holders will receive accrued and unpaid interest on the 8.000% Notes up to, but not including, the payment date for such 8.000% Notes.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Holders who tender their 8.000% Notes after the Consent Expiration and prior to the expiration of the tender offer, will be entitled to receive consideration equal to $1,041.20 per $1,000 principal amount of the 8.000% Notes, plus any accrued and unpaid interest on the 8.000% Notes up to, but not including, the payment date for such 8.000% Notes accepted for purchase. Holders of 8.000% Notes tendered after the Consent Expiration will not receive a consent payment. The tender offer will expire at 11:59 p.m., New York City time, on Wednesday, April 10, 2013, unless extended by the Company in its sole discretion. As the withdrawal date of 5:00 p.m., New York City time, on March 27, 2013, has passed, previously tendered 8.000% Notes can no longer be withdrawn, and holders who tender 8.000% Notes after the withdrawal date will not have withdrawal rights.

The Company has retained Barclays Capital Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and DNB Markets, Inc. as dealer managers for the tender offer and solicitation agents for the consent solicitation. Questions regarding the terms of the tender offer may be directed to Barclays Capital Inc., Liability Management Group, at (212) 528-7581 (collect) and (800) 438-3242 (US toll-free), J.P. Morgan Securities LLC at (212) 834-4802 (collect) and (866) 834-4666 (US toll-free), Wells Fargo Securities, LLC, Liability Management Group, at (704) 410-4760 (collect) and (866) 309-6316 (US toll-free) and DNB Markets, Inc. at (212) 681-3911 (collect).

This press release does not constitute an offer to purchase the 8.000% Notes or a solicitation of consents to amend the related indenture. The tender offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of 8.000% Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 79 vessels primarily serving the energy industry and has 24 additional high-spec Upstream vessels contracted, approved or under construction for delivery on various dates through 2015.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with respect to the purchase of the tendered 8.000% Notes, the execution of the Supplemental Indenture and the construction of certain vessels. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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